UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Mobile Infrastructure Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mobile Infrastructure Corporation 30 W. 4th Street Cincinnati, Ohio 45202

SUPPLEMENT DATED JUNE 11, 2025 TO THE

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Wednesday, June 18, 2025

On April 23, 2025, Mobile Infrastructure Corporation (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) and made available to its stockholders a Notice of Annual Meeting of Stockholders and Proxy Statement (collectively, the “Notice and Proxy Statement”) for the 2025 Annual Meeting of Stockholder (the “Annual Meeting”) of the Company to be held on June 18, 2025.

This supplement to the Notice and Proxy Statement (this “Supplement”) provides updated information with respect to the Company’s independent registered public accounting firm. The information in this Supplement is in addition to the information provided by the Notice and Proxy Statement and, except for the changes referenced herein, this Supplement does not modify any other information set forth in the Notice and Proxy Statement.

Changes in Registrant’s Certifying Accountant

On June 5, 2025, the audit committee (the “Audit Committee”) of the board of directors of the Company dismissed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm.

On June 5, 2025, the Audit Committee approved the engagement of Grant Thornton LLP (“Grant Thornton”) effective immediately as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2025.

Withdrawal of Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm from Stockholder Consideration

As a result of the Audit Committee’s dismissal of Deloitte as the Company’s independent registered public accounting firm and the engagement of Grant Thornton as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2025, the Company is withdrawing Proposal 2, which called for a non-binding vote on the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

Voting Matters

If you have already submitted your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote.

The Company will not make available or distribute, and you do not need to submit, a new proxy card or provide new voting instructions solely as a result of the withdrawal of Proposal 2. Proxies and voting instructions returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked, except that any votes cast with respect to Proposal 2 will be disregarded. If you have not yet submitted your proxy or provided your voting instructions, please complete the proxy card or submit your voting instructions, disregarding Proposal 2. Information regarding how to vote your shares, or change your vote, is available in the Proxy Statement.

Because Proposal 2 was the only matter to be voted on at the Annual Meeting for which brokers, banks and other nominees had discretionary authority to vote the shares even if the broker, bank or other nominee has not received voting instructions from the beneficial owner of the shares, the Company does not expect there to be any broker non-votes at the Annual Meeting.

The Notice and Proxy Statement and this Supplement are available at www.proxyvote.com. This Supplement is being made available on or about June 11, 2025.

Supplemental Disclosure to the Proxy Statement

The Company is providing the following information, which has been reported by the Company in a Current Report on Form 8-K, filed with the SEC on June 11, 2025 (the “Auditor Change Form 8-K”).

Deloitte’s audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2023 and December 31, 2024 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years and the subsequent interim period through June 5, 2025, there were no (i) disagreements as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act of 1934, as amended (the “Exchange Act”) and the related instruction thereto, between the Company and Deloitte on any matter of accounting principles or practice, financial statement disclosure, or auditing scope of procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with their reports or (ii) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act), except for the material weaknesses in the Company’s internal control over financial reporting as of and for the year ended December 31, 2023, stemming from control deficiencies relating to: (i) the lack of appropriate segregation of duties within the accounting and finance groups and (ii) the ineffective design, implementation, and operation of controls relevant to the financial reporting process, specifically related to the documentation of the review of controls.

The Company has provided Deloitte with a copy of the disclosures made by the Company in the Auditor Change Form 8-K and requested that Deloitte furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company in response to the disclosures made in the Auditor Change Form 8-K and, if not, stating the respects in which it does not agree. A letter from Deloitte is attached as Exhibit 16.1 to the Company’s Auditor Change Form 8-K.

During the Company’s two most recent fiscal years and the subsequent interim period through June 5, 2025, neither the Company, nor anyone on its behalf, consulted Grant Thornton regarding (A) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company by Grant Thornton that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (B) any matter that was either (i) the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K), or (ii) a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).